Exhibit 23.1 — Consent of BDO Seidman LLP
Consent of Independent Registered Public Accounting Firm
U.S. Global Investors, Inc.
San Antonio, Texas
We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated September 10, 2009, relating to the consolidated balance sheets of U.S. Global Investors, Inc. as of June 30, 2009 and 2008, and the related consolidated statements of operations and comprehensive income, stockholders’ equity and cash flows for each of three years in the period ended June 30, 2009, and the effectiveness of U.S. Global Investors, Inc.’s internal control over financial reporting appearing in the Company’s Annual Report on Form 10-K for the year ended June 30, 2009.
/s/ BDO Seidman, LLP
BDO Seidman, LLP
Dallas, Texas
September 10, 2009